Exhibit 10.5

PREVENTION INSURANCE.COM, INC.
c/o PARAGON CAPITAL LP
110 EAST 59TH STREET, 29TH FL
NEW YORK, NY 10022
(212) 593-1600

October 31, 2008

Mr. Scott Goldsmith
2770 So. Maryland Pkwy.
Las Vegas, NV 89109

Dear Mr. Goldsmith:

This letter confirms compliance with certain terms of the Schedule A agreement dated December 28, 2007 between Prevention Insurance.com, Inc. (the “Company” or “Prevention”), Scott Goldsmith (“Goldsmith”) and Paragon Capital LP (“Paragon”), as amended.  The consideration for the terms of this letter are covered in Schedule A and are deemed to be adequate and sufficient.

As of October 31, 2008, on the one hand, the Company assigns, conveys and transfers and, on the other hand, Goldsmith hereby accepts such assignment, conveyance and transfer of all rights, titles and obligations associated with the assets and liabilities, including but not limited to bank accounts, leases, property, permits, qualifications, customers, contracts, equipment, agreements, credit cards, payables, receivables, warranties, liens, charges, security interests, restrictions, and encumbrances belonging to or in the name of Quick Pay.  Since Quick Pay is not a separately incorporated entity and is not a subsidiary of the Company, this conveyance and transfer is in place of and in satisfaction of the Schedule A spin-off which states: “Spin-off of the shares of the Company’s subsidiary, Quick Pay, Inc. to Goldsmith.”  The assets and liabilities are assigned and conveyed by the Company and accepted and assumed by Goldsmith as is, without representation or warranty of: value, usefulness, amount or acceptability.  The Company is indemnified and exculpated by Goldsmith for any future liabilities, claims, dispute, warranties, taxes, litigation, other future expenses or costs related to Quick Pay.

To complete the accounting of this transaction, the Company will receive from Goldsmith details of Quick Pay related transactions which occurred during the period from August 1, 2008 to October 31, 2008; including but not limited to:

•	Bank statements for City National account # 2854 for October
•	Bank statements for City National account # 3265 for September and October
•	Copies of all credit card statements reflecting the activity of September through October
•	Copies of any cash sales checks for revenue earned during the quarter
•	Detailed breakout of revenue of Quick Pay

In witness whereof, the parties hereto have executed the letter on the 31st day of October 2008.

Very truly yours,

Prevention Insurance.com, Inc.

_________________________
Alan P. Donenfeld

Accepted and Agreed to By:

_______________________
Scott Goldsmith